Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference of our report dated December 5, 2003 with respect to the financial statements of Micromem Technologies Inc., in the Registration Statement on Form F-3 and related prospectus of Micromem Technologies Inc. for the registration of 2,342,334 of its common shares and 5,484,668 common shares issuable upon the exercise of warrants. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Toronto, Canada

June 24, 2005